Exhibit 99.1
5711 S 86TH Circle
PO Box 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 537-6104
Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
August 19, 2008
CONTACTS:
infogroup MEDIA OFFICE
Phone: (402) 593-4517
E-Mail: ir@infousa.com
infoGROUP Announces Date and Location of its 2008 Annual Meeting of Stockholders
(OMAHA, NE) — infoGROUP (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing and global information solutions, today announced that its 2008 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on October 23, 2008 at 3:00 p.m., local time, at infoGROUP’s facility located at 951 Mariners Island Blvd., Suite #130, San Mateo, CA 94404. Stockholders of record as of the close of business on September 19, 2008 are entitled to notice of and to vote at the Annual Meeting. infoGROUP will mail its definitive proxy materials to its stockholders prior to the Annual Meeting.
This announcement constitutes public disclosure of the date of the Annual Meeting for purposes of Article II, Section 9 and Article III, Section 4 of infoGROUP’s bylaws. A copy of infoGROUP’s bylaws may be obtained from the Corporate Secretary of infoGROUP by submitting a request to infoGROUP Inc., 5711 S. 86th Circle, Omaha, NE 68127, Attention: John Longwell; Phone: (402) 593-4500.
The Annual Meeting date represents a change of more than 30 days from the anniversary of infoGROUP’s 2007 Annual Meeting of Stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, infoGROUP has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in infoGROUP’s proxy materials for the Annual Meeting. The new deadline for the submission of any stockholder proposals is the close of business on September 3, 2008. Such proposals should be delivered to the Corporate Secretary of infoGROUP at the following address: infoGROUP Inc., 5711 S. 86th Circle, Omaha, NE 68127, Attention: John Longwell. infoGROUP recommends that such proposals be sent by certified mail, return receipt requested. Such proposals also will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in infoGROUP’s proxy materials, and may be omitted if not in compliance with applicable requirements.
About infoGROUP
infoGROUP (www.infoGROUP.com) (NASDAQ: IUSA), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes.  infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
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